EXHIBIT 99.1

For Immediate Release

Contact:	Glenn P. Muir Executive Vice President & CFO Hologic, Inc. (781) 999-7300	Frances Crecco Manager, Investor Relations Hologic, Inc. (781) 999-7377

HOLOGIC ANNOUNCES FOURTH QUARTER

AND FISCAL 2003 OPERATING RESULTS

Record Revenues Led by Twenty-Seven Installed Selenias

BEDFORD, Mass., (November 12, 2003) — Hologic, Inc. (NASDAQ: HOLX), a leading provider of women’s diagnostic imaging systems and state-of-the-art digital imaging systems, today announced its results for the quarter and year ended September 27, 2003. Fourth quarter fiscal 2003 revenues totaled $52,404,000, a 9% increase when compared to revenues of $48,198,000 in the fourth quarter of fiscal 2002.

For the fourth quarter of fiscal 2003, Hologic reported net income of $2,599,000, or $0.13 per diluted share, compared with a net loss of $3,166,000, or $0.16 per diluted share, in the fourth quarter of fiscal 2002. The net income for the fourth quarter, when compared to the immediately preceding quarter ended June 28, 2003, increased $1,580,000, or $.08 per share, primarily due to lower operating expenses and improved gross margins from lower service costs. The fourth quarter of fiscal 2002 net loss included a provision for income taxes of $3,913,000, which reduced the Company’s net deferred tax asset to approximately $3.6 million. The fourth quarter of 2003 includes a nominal provision for income taxes as the Company has approximately $12 million of tax effected net operating losses for which the Company has not yet taken financial statement benefit. This benefit may be realized in future periods as the Company earns sufficient profits. As such, the Company expects to recognize a reduced effective tax rate for at least the next two years.

For the year ended September 27, 2003, revenues totaled $204,035,000, compared to revenues of $190,192,000 for the year ended September 28, 2002. For the year ended September 27, 2003, Hologic recognized net income of $2,882,000, or $0.14 per diluted share, compared with net income of $179,000, or $0.01 per diluted share, for fiscal 2002.

During the quarter, Hologic installed and recognized as revenue, a record 27 Selenia full field digital mammography systems. At September 27, 2003, the Company’s backlog for orders of Selenia had increased to 57 systems. Total backlog for all products increased to over $40 million.

“This past fiscal year was quite challenging, especially with the transition to selling and servicing our mammography product line on a direct basis in the United States and the worldwide launch of our Selenia full field digital mammography platform. We continue to make measured progress quarter over quarter, but realize there still is considerable work to be accomplished to drive profitability to a level consistent with our potential,” said Jack Cumming, Chairman and CEO. “In the fourth quarter, we continued implementing operational changes which should lead to further efficiencies this fiscal year. We strengthened our leadership team, slightly scaled back our headcount and improved client interactions through customer focused programs. Continuing the trend we projected early last year, demand for our Selenia full field mammography system increased in the fourth quarter compared with the first three quarters of the fiscal year. With the level of business in the fourth quarter and what we have experienced to date in this first fiscal quarter, we have every expectation that Selenia sales will significantly increase in this fiscal year. At Hologic, we are committed to exploring the limits of technology in an effort to develop technologies to help save women’s lives through the early detection of breast cancer and osteoporosis.”

Fourth quarter financial overview by segment:

•	Mammography revenues increased 14% to $23,079,000 for the fourth quarter of fiscal 2003 from $20,300,000 for the same period in fiscal 2002. Operating income for this business segment in the fourth quarter of fiscal 2003 increased to $2,420,000 from $892,000 in the fourth quarter of fiscal 2002. This increase in operating income was primarily due to lower selling expenses from reduced commissions on international sales, and to a lesser extent, higher gross profits from the increase in Selenia revenues.

•	Osteoporosis Assessment revenues increased 15% to $18,242,000 for the fourth quarter of fiscal 2003, from $15,837,000 for the same period in fiscal 2002. Operating income for this business segment in the fourth quarter of fiscal 2003 increased to $2,906,000 from $1,739,000 in the fourth quarter of fiscal 2002. The improvement in operating income in the current quarter was primarily due to improved gross profits from an increase in product revenue, higher average selling prices on the Discovery line, lower product costs, and to a lesser extent, higher service revenues with lower costs, resulting in an overall increase in service related gross profits.

•	Digital Imaging revenues decreased to $6,206,000 in the fourth quarter of fiscal 2003 from $6,403,000 in the fourth quarter of fiscal 2002. The operating loss for this business segment increased to $3,054,000 in the current quarter from $2,955,000 in the fourth quarter of fiscal 2002. The increase in the operating loss was primarily due to higher service related costs which were partially offset in part from reduced research and development expenses.

•	Mini C-arm revenues decreased 10% to $3,706,000 for the fourth quarter of fiscal 2003 from $4,112,000 for the same period in fiscal 2002. Operating income for this business segment in the fourth quarter of fiscal 2003 decreased to $249,000 from $821,000 in the fourth quarter of fiscal 2002. The decrease in operating income was primarily due to higher field service expenses and lower gross profits from the decrease in product revenues.

•	General Radiography revenues decreased to $1,171,000 in the fourth quarter of fiscal 2003 from $1,546,000 for the same period in fiscal 2002. Operating income for this business segment in the fourth quarter of fiscal 2003 was $188,000, compared to operating income of $762,000 in the fourth quarter of fiscal 2002. Revenue and operating income for this business segment is currently derived primarily from the continuation of the service business.

Hologic’s management will host a conference call today at 10:00 a.m. (Eastern) to discuss fourth quarter and fiscal 2003 operating results. Interested participants may listen to the call by dialing 800-946-0782 or 719-457-2657 for international callers and referencing code 262858 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through November 19, 2003 at 888-203-1112 or 719-457-0820 for international callers, access code 262858. The Company will also provide a live webcast of the call on the investor relations page of the Company’s website at www.hologic.com/investor. A replay of the call will also be available on the investor relations page of the Company’s website www.hologic.com/investor shortly after the completion of the live broadcast.

Hologic, Inc. is a leading developer, manufacturer and supplier of medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of state-of-the-art digital imaging technology for general radiography and mammography applications. Hologic’s resources are focused on developing systems with superior image quality and diagnostic accuracy while providing exemplary customer service. This focus has enabled the Company to capture significant market share in its core niches against large, multinational companies, while engendering intense customer loyalty. Hologic’s core business units are focused on osteoporosis assessment, mammography and breast biopsy, direct-to-digital X-ray for general radiography applications and mini C-arm imaging for orthopedic applications. Hologic’s product lines are premier brands in their markets and command leading market positions. For more information on Hologic, please visit the Company’s website at www.hologic.com.

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: the anticipated sales of our Selenia full field digital mammography systems; the anticipated efficiencies and other benefits from our operational changes, our ability to recognize the benefit of a reduced tax rate for future periods, and any implication that our backlog may be indicative of future sales. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. The Company cannot assure that sales of the Selenia will grow as anticipated, the Company will benefit from efficiencies related to its operational changes, or the Company’s results of operations will support its anticipated lower effective tax rate relating to its reserved deferred tax asset. Moreover, the Company’s backlog consists of purchase orders for which a delivery schedule within the next twelve months has been specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of our net revenues for any future period. Other factors that could cause actual results to materially differ include, without limitation, manufacturing risks that may limit the Company’s ability to ramp-up commercial production of the Selenia and other of the Company’s digital products, including the Company’s reliance on a single source of supply for some key components of its products as well as the need to comply with especially high standards for those components and in the manufacture of digital X-ray products in general; uncertainties inherent in the development of new products and the enhancement of existing products, including technical and regulatory risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for digital X-ray products; risks relating to compliance with financial covenants under the Company’s working capital financing and leases; technical innovations that could render products marketed or under development by the Company obsolete; competition; and reimbursement policies for the use of the Company’s products. Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

ASSETS

	September 27, 2003	September 28, 2002
CURRENT ASSETS:
Cash and cash equivalents	$45,177	$45,836
Accounts receivable, less reserves of $3,375 and $4,565, respectively	43,933	39,568
Inventories	43,427	37,855
Prepaid expenses and other current assets	9,555	14,811

Total current assets	142,092	138,070

Property and equipment, net	32,106	29,380
Intangible assets, net	8,039	9,777
Goodwill, net	5,809	5,989
Other assets, net	659	1,059

	$188,705	$184,275

LIABILITIES AND STOCKHOLDERS’ EQUITY
	September 27, 2003	September 28, 2002
CURRENT LIABILITIES:
Current portion of note payable	$480	$480
Accounts payable	10,819	10,929
Accrued expenses	17,490	18,935
Deferred revenue	9,440	9,254

Total current liabilities	38,229	39,598

Notes payable, net of current portion	1,550	2,268

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value— Authorized—30,000 shares Issued—19,966 and 19,461 shares, respectively	200	195
Capital in excess of par value	144,455	141,405
Retained earnings	6,032	3,150
Cumulative translation adjustment	(1,297)	(1,877)
Treasury stock, 45 shares at cost	(464)	(464)

Total stockholders’ equity	148,926	142,409

	$188,705	$184,275

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002
REVENUES	$52,404	$48,198	$204,035	$190,192

COSTS AND EXPENSES:
Cost of revenues	33,411	30,227	130,455	118,376
Research and development	4,363	5,453	18,381	20,362
Selling and marketing	6,594	7,398	29,978	28,319
General and administrative	5,327	3,861	22,196	18,908
Restructuring costs	—	—	—	2,070

	49,695	46,939	201,010	188,035
Income from operations	2,709	1,259	3,025	2,157

Interest income	128	172	685	573

Interest/other expense	(169)	(684)	(445)	(2,980)

Income (loss) before provision (benefit) for income taxes and cumulative effect of accounting change	2,668	747	3,265	(250)

PROVISION (BENEFIT) FOR INCOME TAXES	69	3,913	176	(429)

Income before cumulative effect of accounting change	2,599	(3,166)	3,089	179
Cumulative effect of accounting change	—	—	(207)	—

Net income (loss)	$2,599	$(3,166)	$2,882	$179

Basic earnings (loss) per common and common equivalent share:
Income before cumulative effect of accounting change	$.13	$(.16)	$.16	$.01
Cumulative effect of accounting change	—	—	(.01)	—

Net income (loss)	$.13	$(.16)	$.15	$.01

Diluted earnings (loss) per common and common equivalent share:
Income before cumulative effect of accounting change	$.13	$(.16)	$.15	$.01
Cumulative effect of accounting change	—	—	(.01)	—

Net income (loss)	$.13	$(.16)	$.14	$.01

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	19,805	19,400	19,629	18,419

Diluted	20,776	19,400	20,130	19,192

Note: During the fourth quarter of fiscal 2003, the Company adopted EITF 00-21: Revenue Arrangements with Multiple Deliverables, as a cumulative effect adjustment for a change in accounting principle. All installation and training activities have been classified as service and other revenue and the fair value of these undelivered items at the end of any period are deferred. All prior periods presented have been reclassified to conform with the current-period presentation.